Exhibit 99.1

              PERFECTDATA AND SUPERCOM MERGER AGREEMENT TERMINATED


Simi Valley, California and Raanana, Israel, January 20, 2004 - PerfectData Corporation (OTC Bulletin Board: PERF.OB) and SuperCom (Euronext: SUP), today announced that their merger agreement, dated as of July 2, 2003, and related agreements have been terminated according to the terms of this agreement.

After the termination date according to the agreement the companies have discussed the possibility of extending the agreement but noted that, due to the likelihood that the completion of the regulatory process would not occur until after the date which would require the preparation and filing of audited financial statements for the 2003 fiscal year, termination now was in the best interests of both parties.


About PerfectData
PerfectData Corporation, based in Simi Valley, California, designs and markets a line of computer, office care and maintenance products and accessories. As previously reported, PerfectData has entered into an agreement to sell its operating assets to Spray Products Corporation ("Spray") and, since November 1, 2003, Spray has been managing the fulfillment of customer orders for PerfectData. As a result, PerfectData has moved to smaller facilities and reduced its overhead expenses substantially. PerfectData, with its cash equivalents currently in excess of $1,500,000, will now seek an acquisition or merger partner.

About SuperCom
SuperCom Ltd. is engaged in research, development and marketing of advanced technologies and products for government secured ID projects and Smart Card production technology. SuperCom provides customized solutions and advanced technologies to produce secure and durable documents such as national identity cards, passports, visas, driving licenses and vehicle registration. SuperCom also provides application software for the management of national population registries. Together with its subsidiaries, SuperCom offers advanced, innovative and flexible solutions in contactless smart card technologies. Headquartered in Israel, SuperCom has offices in the United States and Hong Kong.

Safe Harbor
This news release contains forward-looking statements. Such statements are valid only as of today, and PerfectData disclaims any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on PerfectData's current beliefs and expectations as to such future outcomes. Factors that might cause such a material difference include, among others, the continuance of operational losses and other factors that will be described in its filings with the Commission.


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